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                                                                    EXHIBIT 12.1


SUMMIT PROPERTIES INC.
CALCULATION OF RATIOS OF EARNINGS TO FIXED CHARGES
THREE MONTHS ENDED MARCH 31, 1998
(Dollars In Thousands)


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
Funds from operations before fixed charges:
   Income (loss)  before minority interest of
      unitholders in Operating Partnership and
      extraordinary items                                         $ 6,892
   Interest:
      Expense incurred                                              6,988
      Amortization of deferred financing costs                        310
                                                                  =======
      Total                                                       $14,190
                                                                  =======

Fixed charges:
   Interest expense                                               $ 6,988
   Interest capitalized                                             1,134
   Rental fixed charges                                                39
   Amortization of deferred financing costs                           310
                                                                  =======
      Total                                                       $ 8,471
                                                                  =======

Ratio of earnings to fixed charges                                $  1.68
                                                                  =======
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